Exhibit 99.1

TOREADOR INITIATES NATURAL GAS PRODUCTION IN ROMANIA AND PROVIDES OPERATIONAL UPDATE

•	Initial production rate approximately 6 MMCFG and 30 BBLS of condensate per day set to start on Romanian Fauresti Permit.
•

Romanian exploratory drilling program on Viperesti permit to begin in September. Three wells scheduled for 2006 with reserve potential per prospect of 12 to 105 million barrels of oil equivalent (“MMBOE”)

•	Installation of 1st Black Sea production tripod underway on the Akkaya structure in the South Akcakoca Sub-Basin
•	Construction of the gas processing plant to support the South Akcakoca Sub Basin and production from adjacent area began on June 26, 2006
•	Update on the Ken D - #1 well in Hungary and related activity on the Szolnok and Tompa Exploration permits.

DALLAS, TEXAS – (June 27, 2006) – Toreador Resources Corporation (NASDAQ: TRGL) today announced that it will begin producing natural gas on June 30 in Romania from its Fauresti Field rehabilitation project at an expected rate, based on extensive pre-production testing, of approximately 6 million cubic feet of gas and 30 barrels of condensate per day. The initial production is from five wells that were re-entered in late 2005 and early 2006 and re-completed as natural gas producers.

Romania

The Fauresti Field was discovered in 1970 and has produced an aggregate volume of 7.6 million barrels of oil and 46 billion cubic feet of natural gas. Toreador was awarded the rehabilitation permit in late 2003 and began its re-entry program in latter 2005. The company has three more wells to re-enter to complete its eleven well program. Of the eight wells re-entered to date five have been re-completed as gas producers and one as an injection well. New field wells may be added at a later date.

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The company also announced today the results from its initial exploration program on the Viperesti permit which is located in the foothills of the Carpathian Mountains in the southeast part of the country. Geological and reprocessing and reinterpretation of primarily 1992 vintage geophysical data has enabled the company’s technical team, based in both Dallas and Bucharest to delineate ten prospects in the multiple producing trends that are present in the area. After reviewing analogous production on adjacent permits, the company estimates that the prospects identified thus far have a the potential for recoverable reserves ranging from 12 to 105 MMBOE each. Toreador has previously announced a capital budget for 2006 that provided funds for three exploratory wells on this permit in the second half of the year. The first of these exploratory wells will be spudded in September of this year. Toreador is operator and owns 100% of the Viperesti permit.

Turkey

Toreador and its partners, TPAO (the Turkish national oil company) and Stratic Energy Corporation, have begun installation of the first production tripod in its South Akcakoca Sub-basin project offshore Turkey in the Black Sea. The installation will be completed within one week barring any adverse weather conditions. The tripod, which is the first in a series of three Phase I production facilities, will be located on the Akkaya structure. The “Saturn” jackup, which is being used to set the tripod in place, will tie back the Akkaya wells to the tripod before the rig is released.

In related news, Toreador disclosed that the Bayhanli-1 well tested 7.2 million cubic feet of gas per day from 14.5 meters (48 feet) of perforations through a 32/64” choke with a flowing wellhead pressure of approximately 1,100 psi. As previously announced, the well was drilled on a new prospect to the east of the Dogu Ayazli structure along the same fault trend. The “Prometheus” jack-up rig, which was used to test the Bayhanli-1, is currently drilling the Kuzey Akkaya prospect in a new area to the north of the Akkaya structure. Upon completion, the Prometheus will move to a new location to drill the Dogu Ayazli #3 well.

The company also announced today GAMA Power Systems Corporation a well-respected construction company based in Turkey, has started construction on the mechanical portion of the onshore production facility for the South Akcakoca Sub-basin project, at a site that has been prepared near the town of Cayagzi on the Turkish coast. This is the last major construction contract to be awarded in the first phase of development. The company expects the plant to be operational by end October. The first phase will have a through put capacity of 75 MMCFD which can be expanded to 150 MMCFD to handle gas that could be added from areas adjacent to

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the South Akcakoca Sub Basin and is to be fully operational early November and connected to the already completed onshore pipeline to the operator of the Turkish national gas grid, BOTAS.

Hungary

In Hungary, the Ken-D-1 exploration well successfully penetrated its Pannonian channel sand objective, which contained gas as expected. Analysis of the gas content indicated a mixture of carbon dioxide and methane. The company, while disappointed that this well was not completed outside of the carbon dioxide “ring” that is prevalent in this immediate area, is confident that the project remains economic when the gas is co-mingled with the production from two previously drilled wells. The two wells were part of the Toreador acquisition of all of the assets of Pogo Producing, Inc. in the Republic of Hungary. Other options are available to the company in this one isolated area in the northeast corner of the Szolnok Block which might include a sale of all three wells to a neighboring producer. Discussions are underway with neighboring producers who now handle quantities of carbon dioxide. The value of the three well package is approximately $3.0 million. Consistent with Toreador’s 2006 capital expenditure program, three more exploration wells will be drilled on the Tompa permit starting in August.

France

Beginning in October, Toreador will begin its previously announced exploration program on the Courtenay permit. The Company will drill the first of three wells. Further exploration and development will continue into the first quarter of 2007 depending on the results of the first three wells.

On the Neocomian permit development drilling will continue during the second half of 2006. The first of four planned wells will be spudded in September.

Toreador has completed negotiations on a twelve month contract on a drilling rig in France in order to fulfill its planned commitments in 2006 and 2007.More details will be provided after the execution of the final contract

Toreador expects to announce the results of its mid-year engineering reserve study by the end of July. The study will include company-wide proved and probable reserves along with possible and potential reserves for the South Akcakoca Sub-basin.

“The exploration and development plans set out for 2006 are moving along at a good pace” said G. Thomas Graves III, Toreador President and Chief Executive Officer. “We are particularly pleased with the results of our first round of geological and geophysical work in Romania. The potential “upside” of our planned drilling on our Viperesti permit exceeds our initial expectations. The Turkish Black Sea drilling program has continued to yield strong results

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as the last pieces of the production infrastructure are put in place. Before the end of the year, we will begin the first production from Turkey’s offshore Black Sea coast. It is exciting to be a part of what is truly a frontier play.”

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources

Douglas W. Weir, CFO

dweir@toreador.net

214-559-3933

or

Stewart P. Yee, VP Investor Relations

syee@toreador.net

972-249-5389